UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2012 (April 17, 2012)

MEMORIAL PRODUCTION PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	90-0726667
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2100, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 588-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 17, 2012, Memorial Production Partners LP (the “Partnership”) issued a press release announcing that the Partnership, along with Memorial Production Operating LLC, a Delaware limited liability company (“OLLC”), and an affiliate of Memorial Resource Development LLC, a Delaware limited liability company (“Memorial Resource”), entered into a definitive purchase and sale agreement and an assignment and assumption agreement (collectively, the “Purchase Agreement”) with an undisclosed seller to acquire oil and natural gas properties located in East Texas and North Louisiana (the “Acquisition”). The Partnership will acquire an undivided 35% interest in the East Texas assets and an undivided 15% interest in the North Louisiana assets for approximately $38 million in cash consideration, subject to closing adjustments. The Acquisition consideration will be funded through borrowings under the Partnership’s revolving credit facility.

The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature. The transactions contemplated by the Purchase Agreement are expected to close on or about May 1, 2012, subject to certain third party approvals and other customary closing conditions.

The Board of Directors of Memorial Production Partners GP LLC approved the transaction based on the approval and recommendation by its conflicts committee, which consists entirely of independent directors in accordance with the Partnership’s limited partnership agreement. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL PRODUCTION PARTNERS LP

	By:	Memorial Production Partners GP LLC, its general partner

Date: April 18, 2012	By:	/s/ John A. Weinzierl

John A. Weinzierl
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 17, 2012